Business Conduct	Business Owner:	Chief Compliance Officer
	Date Approved by M.C.:	August 4, 2016
	Effective Date:	January 1, 2017

As a discretionary portfolio manager and investment fund manager in Canada and an investment adviser in the U.S., Mawer and its Registrants are bound by a fiduciary duty to its clients and investment fund unitholders which is one of its most important professional obligations. This duty is shared by all Mawer directors, officers, employees and contractors ("employees/contractors").

Mawer will put its clients' interests first by dealing fairly, honestly, and in good faith with clients and ensure that decisions and business activity are conducted in the best interests of each client and the investment funds we manage. This policy sets forth the framework by which our employees/contractors will support Mawer in upholding its fiduciary duty.

Mawer and its employees/contractors will adhere to the law and all applicable regulations in conducting our business, and in managing the reputation of Mawer in our community and industry. All employees/contractors and the firm must adhere to the CFA Code of Ethics and Standards of Professional Conduct. Mawer adheres to the CFA Institute Asset Manager Code of Professional Conduct.

Conflicts of Interest

All employees/contractors are required to avoid activities, interests, or associations which might interfere or appear to interfere with their independent exercise of judgment in the best interest of clients, Mawer, and the public, or that may harm the reputation of Mawer.

A conflict of interest can be described as any situation where an employee/contractor:

●	Is given special consideration by a company, mutual fund company, money manager, other issuer or market participant, whether monetary or otherwise, in consideration for a decision or action by the employee/contractor or by Mawer
●	Refers a client to a company for services in which the employee/contractor has an ownership, revenue or commission interest - and the employee/contractor may receive benefits, monetary or otherwise, for the referral

Should a conflict of interest or a potential conflict arise, employees/contractors are required to disclose such conflict or potential conflict to their Manager/People Leader and to Compliance within 24 hours. The People Leader must then address the conflict or potential conflict in a manner that:

●	Is influenced only by the best interests of the client
●	Demonstrates responsible business judgment
●	If any client is impacted, immediately discloses the conflict in writing to the client prior to any relevant action/transaction taking place

Policies for managing conflicts of interest relating to the Mawer Mutual Funds as required under NI 81-107 are contained in a separate manual (IRC Conflict of Interest Manual).

Personal Financial Dealings with Clients

Employees/Contractors are prohibited from:

●	Borrowing from any client for any reason
●	Lending or extending credit to any client for any reason
●	Engaging in any private investment schemes including:
○	Investment clubs where employees/contractors and clients invest together
○	Arrangements where clients invest into investments that are directly or indirectly managed or controlled by the employees/contractors
○	Co-investment by clients and employees/contractors in pyramid-like schemes
●	Providing or accepting substantial monetary or non-monetary benefits such as gifts or charitable donations
●	Resolving any client compliant by entering into any settlement agreement with a client without prior disclosure to Compliance and prior written consent of Management Committee

1

Business Conduct

Gifts and Entertainment

It is generally acceptable to offer or accept reasonable invitations to meals, social or entertainment events, as long as they are a normal part of client or vendor relations and do not affect the employee/contractors' independence or objectivity in the performance of their professional duties. Employees/Contractors, and members of their immediate families, are not permitted to directly or indirectly accept or receive bonuses, fees, commissions, gifts, excessive entertainment, or any other similar form of consideration, from any person, business, or association which Mawer does, or seeks to do, business with, other than within the guidelines set out below:

●	Not permitted to give gifts, gratuities or provide entertainment other than those of nominal value of less than $250.00, without the written approval of the employee/contractor's People Leader and disclosure to Compliance
●	Not permitted to receive gifts, gratuities or entertainment other than those of nominal value of less than $250.00, without the written approval from the employee/contractors' People Leader and disclosure to Compliance
●	Giving or receiving cash is never an acceptable as a gift or gratuity

Employees/contractors will make reasonable effort to obtain prior written approval. In circumstances when prior approval is not possible, disclosure will be made to their People Leader and Compliance on a timely basis after the event.

Powers of Attorney

Mawer and its employees/contractors are prohibited from accepting or acting upon a Power of Attorney (POA), executor or similar authorization (the authorization) providing Mawer or the employee/contractor any authority on behalf of a client of Mawer. A limited exception from this general prohibition permits employee/contractors to accept or act upon a POA or executorship from immediate family members (spouse, sibling, parent or child) subject to the following conditions:

●	If the employee/contractor is a registrant, the client account must be assigned to and serviced by a registrant other than the employee/contractor named in the authorization.
○	Accounts under POA must be flagged and all trades executed pursuant the authorization must be reviewed by Compliance.
○	The Registrant responsible for the account must retain a copy of the POA and review all its terms and limitations to ensure that they are adhered to with respect to any activity undertaken pursuant to the authorization.

Outside Business Activity

Employees/contractors are required to disclose their outside business activities to their People Leader. Registrants must not conduct any outside business activity without the pre-approval of their people leader and prior disclosure to Compliance. An "outside business activity" is a very broad scope of activities which may include anything from activities such as volunteering, other employment, real estate rentals, holding companies, directorships, personal business interests, operating companies, or a position (paid or unpaid) that places an employee/contractor in a leadership or influential role such as coaching a sports team or leadership involvement in a religious organization. All such activity, whether paid or not, must be disclosed to the Registrant's People Leader and Compliance. A determination will be made whether the activity raises any potential conflicts of interests and whether it may be continued, what measures if any should be taken to manage any conflicts of interest arising from it, and whether the activity must be reported and disclosed to securities regulatory authorities through the National Registration Database.

U.S. Pay to Play Rule

"Pay-to-play" refers to situations in which money or any other item of value is exchanged for the privilege of doing business or of being considered for business. The U.S. Investment Advisers Act generally prohibits:

●	Providing advisory services for compensation to a U.S. government entity for a two-year period after Mawer makes a political contribution to certain U.S. elected officials or candidates
●	Providing or agreeing to provide, directly or indirectly, payment to any person for the solicitation of U.S. government advisory business, with certain exceptions

2

Business Conduct

●	Soliciting from others, or coordinating contributions to certain U.S. elected officials or candidates or payments to certain U.S. political parties, where Mawer is providing, or seeking to provide, advisory services to a U.S. government entity

Legal Actions

If any employee/contractor becomes aware of a client or vendor/service provider threatening legal action against Mawer or the employee/contractor they must immediately notify General Counsel. The employee/contractor will not communicate with/respond to any external parties or legal counsel regarding a lawsuit or potential lawsuit against Mawer.

Registrants are required to disclose any personal legal actions against them to their People Leader and Chief Compliance Officer which may trigger further regulatory disclosure in accordance with applicable securities regulations. All employees/contractors are required to report to their People Leader and the Chief Compliance Officer any personal criminal or civil legal matters that may impact Mawer or Mawer clients.

Annual Acknowledgment

Every employee/contractor is required to provide a signed annual acknowledgment to Compliance. This acknowledgment includes certification of their compliance with, or disclosure of any non-compliance with the Personal Trading Policy, the Business Conduct Policy, and any other policies in the Mawer Policy Manual.

Relevant Laws, Regulations or Rules:

●	CFA Asset Manager Code of Professional Conduct, 2010, http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2009.n8.1
●	CFA Code of Ethics and Standards of Professional Conduct (2014)
●	http://www.cfapubs.org/toc/ccb/2014/2014/6
●	NI 31-103, Part 13, Division 2.
●	NI 31-103CP, Part 13, Division 2.
●	Rule 206(4)-5 under the Investment Advisers Act

3

Personal Trading Policy	Business Owner:	Chief Compliance Officer
	Date Approved by M.C.:	July 28, 2016
	Effective Date:	January 1, 2017

Securities laws and fiduciary duties impose restrictions on personal trading when individuals obtain material information regarding a public company that has not been disclosed publicly (Inside Information).

This policy is designed to prevent and detect violations of legal requirements relating to personal trading by Employees/Contractors, including Officers and Directors of Mawer. Its purpose is to ensure client interests are placed ahead of personal interests by managing the inherent conflict of interest of trading in one's personal account when in the role of a fiduciary.

Non-compliance with this policy is a serious matter and will be disclosed to your People Leader, the Management Committee, and/or the Independent Review Committee (IRC). If the actions have caused harm to clients, the markets or the public, it may be necessary to alert regulators as required under Securities Law.

Key Policy Highlights

All trades, other than trades in exempt securities, must be pre-cleared prior to the Employee executing in the market. The process for pre-clearance is outlined in the Pre-Clearance of Trades section of this policy.

All Employees/Contractors must disclose their brokerage accounts to Compliance within 10 days of becoming an Employee or opening a new brokerage account.

Employees/Contractors must provide duplicate account statements for all brokerage accounts covering each month of the year.

Brokerage account statements are reviewed by Compliance and an independent reviewer (IRP). Findings of this review are reported to the IRC and the Board.

There are two categories of Employees at Mawer under this Personal Trading Policy, Restricted Person, and Access Person. Categorization of Employees/Contractors depends on their involvement in trading and investment process.

Who is bound by this policy

●	Employees, Contractors, including Officers and Directors of Mawer
●	A spouse or any other persons, of majority age, living with an Employees/Contractors of Mawer
●	Any corporations owned or controlled (directly or indirectly) by an Employee/Contractor
●	Any trust over which an Employee/Contractor is a beneficiary or trustee

Definitions

The following terms have the following meanings within this policy:

Restricted Persons – (RP) is any Employee/Contractor who has control or influence over Mawer's trading activities or the ongoing investment process of the funds or clients. This includes all members of Research, Asset Class Managers, and Traders. It also includes members of the Portfolio Management, Private Client Group, and Institutional team who manage client investment portfolios, including Portfolio Managers and Portfolio Manager Associates.

●	RPs may only conduct personal trades in exempt securities and are prohibited from trading in non-exempt securities.*
●	RPs may trade in private companies only after obtaining prior written approval from Compliance.
●	Short term trading or frequent trading is discouraged as it may create a perception that Employees/Contractors are using their access to information to profit personally.

*	Note: RPs are able to maintain existing portfolios acquired prior to joining Mawer. RPs are not able to add to existing positions. They are only able to sell positions in these accounts subject to the restrictions of this policy and pre-clearance of the trade.

4

Personal Trading Policy

Access Persons – (AP) is any Employee/Contractor or Board Member not considered a RP. An AP is an individual with access to information on proposed client trades or strategies. This is not limited to those with direct involvement in investment decision-making or access to computer systems but also includes Employees/Contractors working with or in proximity to persons involved in decision-making who might have the opportunity to see written information or hear discussions relating to client trading or strategy.

●	APs are allowed to trade in securities provided they obtain prior approval to trade in accordance with this Policy;
●	APs may conduct personal trades in exempt securities without prior approval;
●	APs may trade in private companies with prior written approval from Compliance;
●	Short term trading or frequent trading is discouraged as it may create a perception that Employees/Contractors are using their access to information to profit personally.

Brokerage Accounts – All personal brokerage accounts (which may include RRSP, RESP and TFSA accounts) where an Employee/Contractor does direct trading, has trading authority, or gives investment advice about specific securities.

It would not include brokerage accounts:

●	Managed by a portfolio manager on a discretionary basis, or held in a blind trust
●	Held in the Employee/Contractors' name, alone or jointly with another, if theydo not have Trading authority or influence trades made for the account
●	In which only exempt securities are permitted

Employee – an Employee, Officer, or Director of Mawer. It also includes any spouse or adult living with an Employee, Officer or Director of Mawer.

Contractor – an individual who is contracted to perform a service(s) for Mawer.

Exempt Securities – securities which do not present a conflict of interest with client trading including:

●	Securities of open-end mutual funds including Mawer funds, segregated funds and pooled trust funds
●	Securities issued or guaranteed by any Government including but not limited to the Government of Canada, the government of any province in Canada, United States, United Kingdom, Germany, Japan, France, Italy, etc.
●	Securities issued or guaranteed by a world or regional development bank or monetary fund
●	GICs, Certificates of Deposit and other deposits with financial institutions
●	Short-term debt securities maturing in less than 91 days from their date of issue
●	All listed Exchange Traded Funds ("ETF"), with the exception of ETFs that contain Holding Company Depository Receipts ("HOLDRs"), which are subject to prior approval
●	Investments with external, discretionary portfolio managers
●	Investments held in Mawer's discretionary accounts managed by the Private Client Group* note these accounts will be monitored by Compliance as PRO accounts
●	Physical commodities or derivatives on commodities
●	Options, futures or other derivatives based on any broadly based market indices
●	Foreign currency transactions
●	Purchases made as part of an automatic dividend reinvestment plan, stock purchase plan, acquisitions and transactions resulting from a corporate action applicable to all similar security holders
●	Purchases made under an automatic dividend reinvestment (DRIP) or share purchase plan. (This does not include sales made from these plans at the direction of the Access Person)

Non-exempt Securities – all require prior approval. They are securities other than exempt securities. Non-exempt securities include publicly listed and private placement securities.

Independent Review Person (IRP) – the IRP will be engaged to review all Brokerage Accounts on a semi-annual basis. The individual designated as the IRP must be independent of Mawer.

5

Personal Trading Policy

Trades in Thinly Traded Securities

The market impact of Segregated Account or Fund Trading can be particularly significant in securities of public companies with small market capitalization or whose shares are thinly traded. These would include OTC traded companies and those listed similar exchanges or marketplaces.

Where a Mawer analyst or PM recommends a trade in a Fund or Segregated Account in thinly traded securities that s/he also holds in a personal account, there may be a perceived conflict of interest if the Trading is likely to increase the value of the personal holdings. In these situation's the conflicted analyst or PM must disclose details of his/her holdings to Mawer Compliance at the time they make the recommendation for the trade in the Mawer Fund or Segregated Account.

Annual Acknowledgement

All Employees/Contractors are required to sign an acknowledgement, at the time of commencement of their service with Mawer, stating that they understand and will adhere to the personal trading restrictions set out in this policy.

Annually, all Employees/Contractors are required to complete the Annual Acknowledgement which provides a certification of compliance with this policy and confirmation of outside brokerage accounts.

Pre-clearance of Trades

i) How to request pre-clearance

To request pre-clearance, send Compliance the following information: Security name:

●	# of shares
●	Brokerage account number
●	Certification that you are not aware of any pending client trades in the securities
●	Certification you have no material non-public material information

Prior approval to trade will only be granted if at the time of the request:

●	No clients will be transacting in that security
●	The issuer of the security is not listed on the Insider List for reasons of insider information

Note: If pre-clearance is declined because the company is on the Insider List, Compliance will not disclose the reason to the Employee/Contractor. If the Employee/Contractor knows the security is on the Insider list, they must not disclose this information to their broker.

In addition:

●	Limit or stop-loss orders may not be used to extend prior approval beyond the time limit
●	For single stock options, pre-clearance of the underlying security is required

ii) Execution of pre-cleared trades

Once prior approval is obtained, the Employee/Contractor has permission to trade for 48 hours. This includes securities listed in any country, including Canada, US and other international securities.

iii) Revocation of pre-clearance

Where pre-clearance is granted and the issuer is subsequently put on the Insider List for reasons other than corporate action activity, the pre-clearance will be revoked by Compliance. The Employee/Contractor will be notified of the revocation and must immediately make best efforts to instruct his or her broker not to execute further trades. If trades are made prior to being notified of the revocation in reliance on the initial pre-clearance the trades will not be in violation of this policy.

6

Personal Trading Policy

Confidentiality

All information received by Compliance in connection with personal trading will be kept confidential and only be disclosed as necessary for the administration of this policy or as required by law.

Compliance Monitoring & Recordkeeping

Compliance maintains the following documents in employee trading files:

●	Statements of each brokerage account
●	An annual employee acknowledgement, including a list of accounts & holdings
●	All pre-clearances given to the employee
●	A record of the review and resolution of any non-complying trades
●	Personal Trading Policy acknowledgment by each Employee/Contractor obtained as part of the orientation training with Compliance

All duplicate employee account statements and trade confirmations are reviewed by Compliance for evidence of prior approval for each transaction. This post-trade review is done to look for signs of unapproved trades or disparities in performance between the employee's personal account and client accounts.

Compliance will engage an IRP to perform an independent review of all personal trading in brokerage accounts. This review is conducted semi-annually. All violations or errors identified by the IRP may require reporting as outlined in the Non-Compliance section of this policy.

Non-Compliance

If an Employee discovers they are not in compliance with this policy, they should report it immediately to Compliance who will review the matter and determine the necessary actions to be taken. Generally, a case-by-case determination will be made as to the seriousness of the situation and the appropriate action.

For failure to obtain pre-clearance, Compliance will consider:

●	Whether the trade would have been approved if pre-clearance had been requested
●	Whether the trade was in actual conflict with any client trades
●	Whether there is a history of non-compliance by the employee

Other non-compliance may include making prohibited investments, maintaining undisclosed accounts, front-running of client orders, and market timing or late trading in mutual fund securities.

Sanctions for non-compliance are at the discretion of the Management Committee and may include but are not limited to:

●	A reprimand
●	A monetary penalty
●	Requiring the employee to reverse the trade
●	Requiring the disgorgement of any profit earned (the difference between the trade price obtained by the employee and any proximate client trade) and paying this amount to the client account if appropriate or making a donation of the amount to charity (with no tax deduction to the employee)
●	A requirement for further education
●	A suspension of trading privileges
●	Suspension of employment without pay
●	Termination of employment

Relevant Laws, Regulations or Rules:

●	Alberta Securities Act, RSA 2000, s.147
●	British Columbia Securities Act, [RSBC 1996] CHAPTER 418, s. 57.2

7

Personal Trading Policy

●	Ontario Securities Act, RSO 2000. ss. 76 (1).
●	PMAC Employee Personal Trading Guidelines http://www.portfoliomanagement.org/wp- content/uploads/2011/05/2012-Personal-Trading-Best-Practice-Guidelines-Final-revised-June-12-2012.pdf

8